[ILCO LOGO]


                        InterContinental Life Corporation
                 Austin Centre, 701 Brazos, Austin, Texas 78701





Dear Shareholder:

You are invited to attend the Annual Meeting of Shareholders of InterContinental Life Corporation, which will be held at the Austin Centre, 701 Brazos, Austin, Texas 78701 on May 23, 2000, at 9:00 a.m. local time. For those of you who cannot be present at this meeting, we urge that you participate by indicating your choices on the enclosed proxy and completing and returning it to us in the enclosed postage paid envelope at your earliest convenience. By returning your proxy promptly, you will assist us in reducing the Company's expenses relating to the meeting. You can revoke your signed proxy at any time before it is used.

We appreciate your support and cooperation in returning the enclosed proxy.


                                                     Cordially,



                                                     Roy F. Mitte
                                                     Chairman, President and
                                                     Chief Executive Officer

                        InterContinental Life Corporation
                 Austin Centre, 701 Brazos, Austin, Texas 78701


                            NOTICE OF ANNUAL MEETING
                             TO BE HELD MAY 23, 2000







Notice is hereby given that the Annual Meeting of Shareholders of InterContinental Life Corporation will be held at the Austin Centre, 701 Brazos, Austin, Texas 78701 on May 23, 2000 at 9:00 a.m. local time. At the Annual Meeting, the following matters are to be considered and acted upon:

     1.   The election of eleven Directors for the ensuing year.

     2. Such other business that may properly come before the meeting or any adjournment thereof.

Only those Shareholders of record at the close of business on April 10, 2000 (the "Record Date") will be entitled to notice of and vote at the meeting or any adjournment thereof.

The Proxy Statement accompanies this notice.

April 19, 2000
                                            By Order of the Board of Directors




                                            Eugene E. Payne
                                            Secretary


                             YOUR VOTE IS IMPORTANT

We hope that you will be able to attend the meeting in person. IF YOU DO NOT EXPECT TO ATTEND IN PERSON, PLEASE SIGN AND DATE THE ENCLOSED PROXY AND MAIL IT PROMPTLY in the enclosed envelope for which no postage is necessary if mailed in the United States. It will assist us in reducing the expenses of the Annual Meeting if shareholders who do not attend in person return the signed proxy promptly. You may revoke your proxy at any time before it is voted.

                               PROXY STATEMENT FOR
                         ANNUAL MEETING OF SHAREHOLDERS
                                       OF
                        InterContinental Life Corporation
               701 Brazos o Austin Centre o Austin, Texas o 78701

This proxy is furnished in connection with the solicitation of proxies by the Board of Directors of InterContinental Life Corporation (ILCO or the Company) for use at the Annual Meeting of Shareholders to be held May 23, 2000, at the Austin Centre, 701 Brazos, Austin, Texas 78701. Solicitation of proxies may be made by mail and telephone and the expenses will be borne by the Company. The Company intends to reimburse broker-dealers and others for forwarding the proxy materials to beneficial owners of the Company's stock. The approximate date on which this Proxy Statement and the enclosed Form of Proxy will be sent or given to Shareholders is April 19, 2000.

A copy of the Annual Report to Shareholders for the year ended December 31, 1999, including financial statements, has either been previously forwarded to Shareholders or is included with this Proxy Statement.

A copy of the Company's Annual Report to the Securities and Exchange Commission on Form 10-K, including Financial Statements and Financial Statement Schedules, may be obtained by Shareholders without charge upon the receipt of a written request addressed to Robert S. Cox, InterContinental Life Corporation, 701 Brazos, Austin Centre, Austin, Texas 78701.

Only Shareholders of record on the books of the company at the close of business on April 10, 2000, will be entitled to vote at the Annual Meeting. At the close of business on such date, there were outstanding and entitled to vote 8,274,791 shares of common stock, $.22 par value, of the Company. Shareholders of the Company are entitled to one vote for each share held of record at the close of business on the Record Date.

The proxy solicited by this Proxy Statement is revokable at any time prior to the exercise thereof at the meeting by written notice submitted to Eugene E. Payne, Secretary, InterContinental Life Corporation, Austin Centre, 701 Brazos, Austin, Texas 78701 or by delivery of a subsequent proxy. All shares represented by executed and unrevoked proxies will be voted in accordance with instructions contained therein. Proxies submitted without specification will be voted to elect the nominees for Directors named herein.

                                   PROPOSAL 1:

                              ELECTION OF DIRECTORS

The following eleven nominees are proposed for election as Directors to serve until the next Annual Meeting of Shareholders or until their successors are elected and qualified. All nominees are now Directors of the Company. Proxies solicited by the Board of Directors will be voted in favor of the election of these nominees unless authorization to do so is withheld in the proxy. If any nominee for election as Director is unable to serve, which the Board of Directors does not anticipate, the persons acting under the proxy will vote for such other person as management may recommend. An affirmative vote by a majority of those shares constituting at least a quorum at the Annual Meeting of Shareholders is required for the election of Directors. The Board of Directors recommends a vote "FOR" each of the nominees.

The names and ages of the nominees, their principal occupations or employment during the past five years and other data regarding them are set forth below. The data supplied below is based on information received from the Directors.


                           Director
Name                 Age    Since     Principal Occupation and Other Information

Robert A. Bender     46      1997     Director of ILCO since October, 1997.
                                      Vice President of Family Life Insurance
                                      Company since January, 1997.  Vice
                                      President of Investors Life Insurance
                                      Company of North America since January,
                                      1997.  Vice President of Investors-IN,
                                      formerly known as InterContinental Life
                                      Insurance Company since January, 1997.
                                      Assistant Vice President of Investors Life
                                      Insurance Company of North America from
                                      February, 1994 to January, 1997. Assistant
                                      Vice President of Investors-Indiana from
                                      February, 1994 to January, 1997.
                                      Assistant Vice President of Investors-IN, formerly known as InterContinental Life
                                      Insurance Company from February, 1994 to
                                      January, 1997. Assistant Vice President of Family Life Insurance Company from
                                      February, 1994 to January, 1997. Retired from 22 years of service in the U.S. Army in February, 1994.

                           Director
Name                 Age    Since     Principal Occupation and Other Information

Charles K.           42      2000     Vice President and Director of FIC since
Chacosky                              January, 2000. Vice President and
                                      Director of ILCO since January, 2000.
                                      Executive Vice President and Chief
                                      Actuary of Family Life Insurance Company,
                                      Investors Life Insurance Company of North
                                      America and Investors Life Insurance
                                      Company of Indiana since January, 2000.
                                      Senior Manager, PricewaterhouseCoopers
                                      from February, 1997 to December, 1999.
                                      Vice President, Germantown Life Insurance
                                      Company, February, 1995 to January, 1997.

Jeffrey H. Demgen    47      1995     Director of FIC since May, 1995.  Vice
                                      President of FIC since August, 1996.
                                      Vice President and Director of ILCO since
                                      August, 1996.  Director of FIC since May,
                                      1995.  Executive Vice President and
                                      Director of Family Life Insurance Company since August, 1996. Senior Vice President and Director of Family Life Insurance
                                      Company from October, 1992 to August,
                                      1996. Executive Vice President and
                                      Director of Investors Life Insurance
                                      Company of North America since August,
                                      1996. Senior Vice President and Director of Investors Life Insurance Company of
                                      North America from October, 1992 to June,
                                      1995. Executive Vice President of
                                      Investors-IN, formerly known as
                                      InterContinental Life Insurance Company
                                      since August, 1996. Senior Vice President of Investors-IN, formerly known as
                                      InterContinental Life Insurance Company
                                      from October, 1992 to June, 1995.
                                      Executive Vice President and Director of
                                      Investors-Indiana from August, 1996 to
                                      December, 1997.  Senior Vice President of
                                      United Insurance Company of America from
                                      September, 1984 to July, 1992.

                           Director
Name                 Age    Since     Principal Occupation and Other Information

Theodore A.          60      1991     Vice President and Director of ILCO since
Fleron                                May, 1991. Assistant Secretary since June,
                                      1990. Vice President and Director of FIC since August, 1996. Senior Vice
                                      President, General Counsel, Assistant
                                      Secretary and Director of Investors Life
                                      Insurance Company of North America and
                                      Investors-IN, formerly known as
                                      InterContinental Life Insurance Company
                                      since July, 1992.  General Counsel,
                                      Assistant Secretary and Director of
                                      Investors Life Insurance Company of North
                                      America and Investors- IN, formerly known as InterContinental Life Insurance Company from January, 1989 to July, 1992. Senior
                                      Vice President, General Counsel, Director and Assistant Secretary of Investors -
                                      Indiana from June, 1995 to December, 1997.
                                      Senior Vice President, General Counsel,
                                      Director and Assistant Secretary of Family
                                      Life Insurance Company since August, 1996.

W. Lewis             68      1988     Dentist practicing in San Marcos, Texas.
Gilcrease                             Director of ILCO since 1988.  Director of
                                      FIC from 1979 to July, 1991.

James M. Grace       56      1984     Vice President and Treasurer of the
                                      Company since January, 1985.  Executive
                                      Vice President, Treasurer and Director of
                                      Investors-IN, formerly known as
                                      InterContinental Life Insurance Company
                                      since 1989. Vice President, Treasurer and
                                      Director of Financial Industries
                                      Corporation since July, 1976.  Executive
                                      Vice President and Treasurer of Investors
                                      Life Insurance Company of North America
                                      since 1989. Executive Vice President,
                                      Treasurer and Director of Family Life
                                      Insurance Company (a subsidiary of
                                      Financial Industries Corporation) since
                                      June, 1991.  Director, Executive Vice
                                      President and Treasurer of Investors-
                                      Indiana from February, 1995 to
                                      December, 1997.


Richard A.           68      1981     Certified Public Accountant and a partner
Kosson                                in the firm of Manheim, Kosson & Novick in
                                      Millburn, New Jersey.  Director of ILCO
                                      since 1981.

                           Director
Name                 Age    Since     Principal Occupation and Other Information

Roy F. Mitte         68      1984     Chairman of the Board and Chief Executive
                                      Officer of the Company and Investors-IN
                                      formerly known as InterContinental Life
                                      Insurance Company since January, 1985.
                                      President of the Company since April,
                                      1985. Chairman of the Board, President
                                      and Chief Executive Officer of Financial
                                      Industries Corporation since 1976.
                                      Chairman of the Board, President and Chief
                                      Executive Officer of Investors Life
                                      Insurance Company of North America since
                                      December, 1988.  Chairman of the Board,
                                      President and Chief Executive Officer of
                                      Family Life Insurance Company since
                                      June, 1991.  Chairman of the Board,
                                      President and Chief Executive Officer of
                                      Investors-Indiana from  February 1995 to
                                      December, 1997.  Chairman, ILG Securities
                                      Corporation since December 1988.

Elizabeth T. Nash    50      1998     Member of the Board of Regents, Texas
                                      State University System since 1993,
                                      Chairman from 1997 to 1998, Vice-Chairman from 1996 to 1997. Trustee of the Development Foundation of Southwest Texas
                                      State University since 1987, Chairman from
                                      1992 to 1997, Vice-Chairman from 1989 to
                                      1992.  Director of ILCO since 1998.

Eugene E. Payne      57      1989     Vice President of ILCO since December,
                                      1988 and Director and Secretary since May,
                                      1989.  Vice President and Director of
                                      Financial Industries Corporation since
                                      February, 1992.  Executive Vice President,
                                      Secretary and Director of Investors Life
                                      Insurance Company of North America since
                                      December, 1988. Executive Vice President since December 1988 and Director since
                                      May, 1989 of Investors- IN, formerly known as InterContinental Life Insurance
                                      Company.  Executive Vice President,
                                      Secretary and Director of Family Life
                                      Insurance Company since June, 1991.
                                      Director, Executive Vice President and
                                      Secretary of Investors-Indiana from
                                      February, 1995 to December, 1997.

                           Director
Name                 Age    Since     Principal Occupation and Other Information

Steven P. Schmitt    53      1994     Senior Vice President since April, 1992
                                      and Director, Vice President and Assistant
                                      Secretary since August, 1989 of Investors
                                      Life Insurance Company of North America
                                      and Investors-IN, formerly known as
                                      InterContinental Life Insurance Company.
                                      Senior Vice President since April, 1992
                                      and Director and Vice President since
                                      June, 1991 of Family Life Insurance
                                      Company. Director, Senior Vice President and Assistant Secretary of Investors-
                                      Indiana from  June, 1995 to
                                      December, 1997.



                               EXECUTIVE OFFICERS

The following table sets forth the names and ages of the persons who currently serve as the Company's executive officers together with all positions and offices held by them with the Company. Officers are elected to serve at the will of the Board of Directors or until their successors have been elected and qualified.

Name                       Age              Positions and Offices

Roy F. Mitte               68               Chairman of the Board, President
                                            and Chief Executive Officer

Charles K. Chacosky        42               Vice President

Jeffrey H. Demgen          47               Vice President

James M. Grace             56               Vice President and Treasurer

Eugene E. Payne            57               Vice President and Secretary


In May 1991, Roy F. Mitte suffered a stroke, resulting in partial paralysis affecting his speech and mobility. Mr. Mitte continues to make the requisite decisions in his capacity as Chief Executive Officer, although his ability to communicate and his mobility are impaired.

      COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of beneficial ownership on Form 3 and changes in beneficial ownership on Forms 4 and 5 with the Securities and Exchange Commission. Officers, directors and greater than ten-percent shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file. Based solely on review of the copies of such forms furnished to the Company, or written representations that no Forms 5 were required, the Company believes that for the period from January 1, 1999 through December 31, 1999 all Section 16(a) filing requirements applicable to its officers, directors and greater than ten-percent beneficial owners were complied with.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

As of April 1, 2000, the Company had 8,275,191 shares of its common stock outstanding (excluding shares held in Treasury and not entitled to vote). The following table presents information as to all persons who, to the knowledge of the Company, were beneficial owners of five (5%) percent or more of the common stock of the Company.


                                  Amount and Nature of
Name and Address                  Beneficial Ownership       Percent of Class
Financial Industries Corp.
701 Brazos, Suite 1400
Austin, TX 78701                         3,932,692                47.52% (5)

Roy F. Mitte
701 Brazos, Suite 1400
Austin, TX 78701                         3,998,890 (1,2)          48.24 %(5)

Investors Life Insurance
Company of North America
701 Brazos, Suite 1400
Austin, TX 78701                           669,920  (3)            8.10% (5)

Investors Life Insurance
Company of Indiana
701 Brazos, Suite 1400
Austin, TX 78701                           563,120 (4)             6.80 % (5)

Fidelity Management &
Research Company
82 Devonshire Street
Boston, MA 02109                           878,100 (6)            10.61% (5)

1. As of April 1, 2000, Mr. Mitte, jointly with his wife Joann, owned 1,552,206 common shares of Financial Industries Corporation ("FIC"). The holdings of Mr. Mitte of FIC's common stock constitutes 30.71% of the outstanding common stock of that company. In addition, Mr. Mitte holds the position of Chairman, President and Chief Executive Officer of FIC. Since FIC holds a controlling interest in ILCO, Mr. Mitte's personal holdings in the Company have been combined with the holdings of FIC in determining the amount and percentage of Mr. Mitte's beneficial ownership of the Company.

2. Includes 31,998 shares allocated to Mr. Mitte's account under the Employees Savings and Investment Plan and 32,200 shares owned directly by Mr. Mitte.

3.   Represents  563,120 shares owned by  Investors-IN  and 106,800 shares owned
     directly  by  Investors-NA.   Investors-IN  is  a  life  insurance  company
     subsidiary of Investors-NA.

4.   All are directly owned by Investors-IN.

5. Assumes that outstanding stock options available to other persons have not been exercised.

6. As reported to the Company on a Schedule 13(G), as amended, filed by FMR Corporation, the parent company of Fidelity Management & Research Company ("Fidelity"). According to the Schedule 13(G) filings, Fidelity acts as investment advisor to the Fidelity Low-Priced Stock Fund, a registered investment company, and the Fund is the owner of 878,100 shares of ILCO common stock, including 10,300 shares which were purchased subsequent to the Schedule 13(G)/A filed on February 1, 1999. The most recent Schedule 13(G)/A was filed on February 14, 2000.



The following table contains information as of April 1, 2000 as to the common stock of the Company beneficially owned by each director, nominee and executive officer and by all executive officers and directors of the Company as a group. The information contained in the table has been obtained by the Company from each director and executive officer except for information known to the Company. Except as indicated in the notes to the table, each beneficial owner has sole voting power and sole investment power as to the shares listed opposite his name.

                                  Amount and Nature of
Name                              Beneficial Ownership (2)   Percent of Class
Robert A. Bender                         4,438 (3)                  *

Charles K. Chacosky                      -0-

Jeffrey H. Demgen                        10,132 (3)                 *

Theodore A. Fleron                       20,931 (3)                 *

W. Lewis Gilcrease                       -0-

James M. Grace                           107,624 (3)               1.30%

Richard A. Kosson                        200                        *

Roy F. Mitte 1                           3,998,800 (3)            48.24%

Elizabeth T. Nash                        200                        *

Eugene E. Payne                          23,729 (3)                 *

H. Gene Pruner                           -0-

Steven P. Schmitt                        15,348 (3)                 *

All Executive Officers
and Directors as a
group, all of  whom are
listed above                             4,181,402 (3)             50.44%

* Less than 1%

1. As an executive officer and director of FIC, which as of April 1, 2000 beneficially owned 3,932,692 shares of the Company's common stock .

2.   Includes  shares  beneficially   acquired  through   participation  in  the
     Company's Employees Stock Ownership Plan, 401K Plan and/or the Employee Stock Purchase Plan, which are group plans for eligible employees.

3. Includes shares issuable upon exercise of options granted under the 1999 Non-Qualified Stock Option Plan to executive officers and directors who are also employees of the Company or its subsidiaries, which options become exercisable on May 18, 2000.

                COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

Summary Compensation Table

The following table sets forth information concerning the compensation of the Company's Chief Executive Officer and each of the three other persons who were serving as executive officers of the Company at the end of 1999 and received cash compensation exceeding $100,000 during 1999:

                               Annual Compensation





                                                                                 Other (2,3,4)     Awards/
Name and                                                                        Annual             Stock            All Other
Principal                                                                      Compensa-          Options           Compensa-
Position                  Year            Salary (1)         Bonus (5)        tion (2,3,4)        (Shares)(6)         tion (7)

Roy F. Mitte,
Chairman,
President and             1999            $ 356,679        $1,535,000                -0-           10,000               -0-
Chief Executive           1998              356,679         1,535,000                -0-              -0-               -0-
Officer                   1997              252,253           751,500                -0-              -0-               -0-

James M.
Grace, Vice               1999              195,000            20,000            191,215           10,000             1,600
President and             1998              195,000            25,000            227,040              -0-             1,350
Treasurer                 1997              195,000            40,000            437,340              -0-            16,165

Eugene E.
Payne, Vice               1999              195,000            20,000             95,520           10,000             1,600
President and             1998              195,000            20,000            100,020              -0-             4,390
Secretary                 1997              195,000            40,000            278,920              -0-            20,025

Jeffrey H.                1999            $ 150,000          $ 20,000                -0-           10,000             1,600
Demgen, Vice              1998            $ 145,384          $ 15,000                -0-              -0-             1,615
President                 1997            $ 117,884          $ 30,000                -0-              -0-             1,400


(1) The executive officers of the Company have also been executive officers of the Company's insurance subsidiaries and FIC and FIC's insurance subsidiary, Family Life. FIC and/or Family Life reimbursed the Company (or, in the case of Mr. Mitte, authorized payment of) the following amounts as FIC's or Family Life's share of these executive officers' cash compensation and bonus for 1997, 1998 and 1999: (i) Mr. Mitte: $999,746, $1,111,821 and
     $1,111,821 respectively, which amounts are not included in the above table;
     (ii) Mr. Grace: $68,150, $64,152 and $62,694, respectively, which amounts are included in the above table; (iii) Dr. Payne: $68,150, $61,447 and $61,447, respectively, which amounts are included in the above table; and
     (iv) Mr. Demgen: $66,548, $72,173 and $76,500, respectively, which amounts are included in the above table. Dr. Payne elected to defer a portion ($13,000) of his 1998 compensation under the provisions of the Company's Non-Qualified Deferred Compensation Plan. See also, Note 5.

(2) Does not include the value of perquisites and other personal benefits because the aggregate amount of any such compensation does not exceed the lesser of $50,000 or 10 percent (10%) of the total amount of annual salary and bonus for any named individual.

(3) Includes the value realized by Mr. Grace in connection with the exercise of stock options. In 1999, Mr. Grace exercised options to purchase 24,000 shares of the Company's common stock under the Non-Qualified Stock Option Plan. See "Aggregated Options Exercised in 1999" below.

(4) Includes the value realized by Dr. Payne in connection with the exercise of stock options. In 1999, Dr. Payne exercised options to purchase 6,000 (which number does not reflect the stock dividend paid on April 17, 1999, since Dr. Payne exercised the options prior to the date of the dividend) shares of the Company's common stock under the Non-Qualified Stock Option Plan . See "Aggregated Options Exercised in 1999" below.

(5) The data in this column represents the amount of annual bonus awarded. The bonuses for Mr. Grace, Dr. Payne and Mr. Demgen for the year 1997 represent amounts paid in 1997, but include the bonuses awarded with respect to the years 1996 and 1997. Dr. Payne elected to defer the amounts shown for 1997, 1998 and 1999 into the Company's Non-Qualified Deferred Compensation Plan. The Plan was established in 1997 to permit Mr. Grace and Dr. Payne to defer a portion of their compensation. Under the provisions of the Plan, contributions are invested on a money purchase basis and plan benefits are based on the value of the account at retirement or other distribution. In accordance with applicable tax law requirements, amounts allocated to the Plan are subject to the claims of general creditors of the Company. See also, Note 7.

(6) The data in this column represents the number of shares available for exercise under options granted in 1999 under the 1999 ILCO Non-Qualified Stock Option Plan. See also, "Option Grants in 1999", below.

(7) All Other Compensation includes:

     (i) Company contributions to the ILCO Employees Savings and Investment Plan. The amount of each such contribution for the years 1997, 1998 and 1999, respectively, was as follows: (a) Mr. Grace: $1,350, $1,350 and $1,600, respectively, (b) Dr. Payne: $2,100, $2,100 and $1,600, respectively and (c) Mr. Demgen: $1,400, $1,615 and $1,600, respectively.

     (ii) amounts paid by the Company to Mr. Grace and Dr. Payne to supplement the benefits under the Company's Pension Plan. The Pension Plan supplement relates to each of the past service years for Mr. Grace and Dr. Payne which were affected by the limitation on compensation which the Pension Plan may take into account for benefit accrual purposes. Under federal pension rules, an employee's benefits under a qualified pension plan, such as the ILCO Pension Plan, are limited to certain maximum amounts. The amount of the payments made in 1997 was determined by comparing the accrued benefit for the listed individuals under the ILCO Pension Plan through December 31, 1996 to the accrued benefit which the individual would have had under the Plan's benefit formula without application of the limitations applicable to tax qualified retirement plans. The value of the difference, representing an amount payable for life commencing at normal retirement age, was then commuted to its present value, which amount is included in this column. In 1998, the Company made similar payments, with respect to benefit accruals for the preceding year. Mr. Grace and Dr. Payne elected to defer their respective amounts into the Company's Non- Qualified Deferred Compensation Plan. In 1999, the actuarial consulting firm which provides the Company with the calculations of the amounts of the supplements advised the Company that certain errors had been made with respect to prior years. As a result, the Company adjusted the amount of the supplements for each of Dr. Payne and Mr. Grace. The adjustments resulted in a credit to the Company in the amount of $74.96 for Dr. Payne and $6,574.43 with respect to Mr. Grace. These amount were deducted from the Non-Qualified Deferred Compensation Plan maintained by the Company for each individual The Company intends to make a similar payment with respect to benefit accruals for subsequent years; however, there is no obligation for it to do so. See also, Note 5.

Option Grants in 1999

The following table sets forth certain information regarding stock options granted during calendar year 1999 to the persons named in the Summary Compensation Table, above. The options were granted under the InterContinental Life Corporation 1999 Stock Option Plan. The plan was approved at the Annual Meeting of Stockholders held on May 18, 1999. During 1999, options to purchase 10,000 shares of the common stock of the Company were granted to each of 46 employees of the Company, its subsidiaries and affiliates, for a total of 460,000 options. As of December 31 1999, options to purchase a total of 20,000 shares had terminated as a result of employee turnover.

The potential realizable values on date of grant of stock options granted in 1999 shown below are presented pursuant to SEC rule and are calculated using assumed annual rates of stock price appreciation for the option term. The theoretical values of options do not necessarily bear a relationship to the compensation cost to the Company or potential gain realized by an executive. The actual amount, if any, realized upon exercise of stock options will depend upon the market price of the common stock of the Company relative to the exercise price of the stock option at the time the stock option is exercised. There is no assurance that the theoretical values of stock options reflected in this table actually will be realized.




                                       % of Total
                                        Options                                             Potential Realizable
                                       Granted to                                             Value at Assumed
                                       Employees                                            Annual Rates of Stock
                     Options            During           Exercise         Expiration       Price Appreciation for
Name                 Granted (1)         1999             Price              Date              Option Term (2)

                                                                                               5%              10%
Roy F. Mitte         10,000             2.27%             $9.00            5/18/05           $14,434         $30,880

James M.             10,000             2.27%              9.00            5/18/05            14,434          30,880
Grace

Eugene E.            10,000             2.27%              9.00            5/18/05            14,434          30,880
Payne

Jeffrey H.           10,000             2.27%              9.00            5/18/05            14,434          30,880
Demgen


1. The options shown in the preceding table were each granted on May 18, 1999. Options vest in 20% increments with the first 20% vesting on the first anniversary of the date of grant and an additional 20% vesting on each subsequent anniversary. The option period for each sequentially vested portion of an option is one year from the respective Anniversary Date on which said portion of the option becomes partially exercisable.

2. The potential realizable values on date of grant are calculated assuming that the market price of the underlying security appreciates in value from the date of the grant to the last date on which the options may be exercised at an assumed annualized rate of 5% and, alternatively, 10%. The calculations assume that each vested option is exercised as of the initial date on which such vested percentage may be exercised.

Aggregated Options Exercised in 1999

The following table sets forth information concerning each exercise of stock options during 1999 by each of the individuals who were executive officers of the Company as of December 31, 1999.


                           Shares
                           Acquired                  Value
Name                       On Exercise (#)           Realized ($)


James M. Grace                24,000  (1)           $191,215

Eugene E. Payne                6,000 (2)              95,520

(1) The number of shares acquired upon exercise of options reflects the stock dividend which was paid on March 17, 1999.

(2) The number of shares acquired upon exercise does not reflect the stock dividend which was paid on March 17, 1999, since the options were exercised prior to that date.

Aggregated Stock Option Values

The following table sets forth information with respect to the unexercised options held by the executive officers of the Company. The value of unexercised in-the-money stock options at December 31, 1999 shown below are presented in accordance with SEC rules. The actual amount, if any, realized upon exercise of stock options will depend upon the market price of the common stock of the Company relative to the exercise price per share of the stock option at the time the stock option is exercised. There is no assurance that the values of unexercised in-the-money stock options reflected in the following table will be realized.

                        Number of Unexercised            Value of Unexercised
                           Options Held at             In-the-Money Options at
                          December 31, 1999               December 31, 1999(1)
                      Exercisable  Unexercisable     Exercisable   Unexercisable

Roy F. Mitte           -0-          10,000             $   -0-      $ 2,500

Jeffrey H. Demgen      -0-          10,000                 -0-        2,500

James M. Grace         -0-          10,000                 -0-        2,500

Eugene E. Payne        -0-          10,000                 -0-        2,500


(1) Based on the closing price of the Company's common stock on NASDAQ on December 31, 1999 ($9.250).

Pension Plan Table

The following table sets forth estimated annual pension benefits payable upon retirement at age of 65 under the Company's noncontributory defined benefit plan ("Pension Plan") to an employee in the final pay and years of service classifications indicated, assuming a straight life annuity form of benefit. The amounts shown in the table do not reflect the reduction related to Social Security benefits referred to below.

                                Years of Service

                                                                       30 or
Remuneration            15              20             25               more
$125,000             $29,437         $39,250        $49,062           $58,875
 150,000              35,325          47,100         58,875            70,650
 160,000              37,680          50,240         62,800            75,360
 175,000              41,212          54,950         68,687            82,425
 200,000              47,100          62,800         78,500            94,200

The normal retirement benefit provided under the Pension Plan is equal to 1.57% of final average eligible earnings less 0.65% of the participant's Social
Security covered compensation multiplied by the number of years of credited service (up to 30 years). The compensation used in determining benefits under the Pension Plan is the highest average earnings received in any five consecutive full- calendar years during the last ten full-calendar years before the participant's retirement date. The maximum amount of annual salary and bonus that can be used in determining benefits under the Pension Plan is $200,000 for any year prior to 1994 and is $150,000 for 1994, 1995, and 1996 and is $160,000
for 1997 and each subsequent year.

The annual eligible earnings, for 1999 only, covered by the Pension Plan (salary up to $160,000) with respect to the individuals reported in the Summary Compensation Table were as follows, with their respective years of credited service under the Pension Plan at December 31, 1999 being shown in parentheses:
Mr.  Mitte,  $160,000 (12 years),  Mr.  Grace,  $160,000 (12 years),  Dr. Payne,
$160,000 (11 years), and Mr. Demgen, $150,000 (7 years).

Directors' Compensation

Directors who are not officers or employees of the Company are paid a $5,000 annual fee, and are compensated $1,000 for each regular or special meeting of the Board of Directors which they attend in person. In the case of telephonic meetings of the Board, non-employee directors who participate in such telephonic meetings are compensated $500 for such meeting. Directors who participate via telephone in a regular or special meeting which is held by other than conference telephone are not entitled to a fee for such meeting.

Non-employee directors serving on committees of the Board are compensated in the amount of $500 for each committee meeting they attend whether such participation is in person or by telephone, provided that the committee meeting is held on a day other than that on which the Board meets.

Members of Compensation Committee

W. Lewis Gilcrease, Richard A. Kosson and Elizabeth T. Nash are the members of the Company's Compensation Committee, which makes recommendations to the Board of Directors with respect to the Chief Executive Officer's compensation.

Compensation Committee Interlocks and Insider Participation

Roy F. Mitte determines the compensation of all executive officers of the Company, other than the Chief Executive Officer. Mr. Mitte is the Chairman of the Board, President and Chief Executive Officer of the Company and FIC. He also determines the compensation of all executive officers of FIC, other than the Chief Executive Officer.

Reports on Executive Compensation

The following report and the performance graph following those reports shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1993 or under the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

Chief Executive Officer's Report

The following report is made by the Chief Executive Officer with respect to compensation policies applicable to the Company's executive officers, other than the Chief Executive Officer.

The goal of the Company's executive compensation policies is to ensure that an appropriate relationship exists between executive pay and the creation of shareholder value, while at the same time motivating and retaining senior managers. Executive compensation is based on several factors, including corporate performance. While sales, earnings, return on equity and other performance measures are considered in making annual executive compensation decisions, no formulas, preestablished target levels or minimum performance thresholds are used. Each executive officer's individual initiatives and achievements and the performance of the operations directed by the executive are integral factors utilized in determining that officer's compensation.

The Company's compensation program consists of cash compensation, long-term equity-based compensation in the form of stock options granted under the 1999 Stock Option Plan, and the Employees Savings and Investment (401K) Plan. They also participate in various other benefits, including medical and pension plans generally available to employees of the Company.

The objectives of the stock option plan and the 401K Plan are to create a strong link between executive compensation and shareholders return and enable senior managers to develop and retain a significant and long-term ownership position in the Company's Common Stock. This assures that key employees have a meaningful stake in the Company, the ultimate value of which is dependent on the Company's continued long-term success, and that the long-term interests of those employees are aligned with those of the shareholders.

Under the Company's 1999 Stock Option Plan, options to buy the Company's common stock at 100% of the fair market value on the date of grant but in no event less than $7.50 per share, can be granted to officers of the Company and its subsidiary and affiliated companies. The 1999 Stock Option Plan, which was adopted by the Company in March, 1999 and became effective upon its approval by the shareholders of the Company at the annual meeting on May 18, 1999, authorizes the Company's Board of Directors to grant options to purchase up to a maximum of 800,000 shares of the Company's common stock. Under its provisions, the 1999 Stock Option Plan remains in effect until the eleventh anniversary of the effective date of the Plan. At December 31, 1999, options to purchase 460,000 shares of the Company's common stock were outstanding, of which options to buy 40,000 shares were held by executive officers of FIC and the Company. The Company's Board of Directors administers the plan.

ILCO's 401K Plan allows eligible employees to make voluntary contributions on a tax deferred basis. During 1997, the Plan was changed to provide for a matching contribution by participating companies. The match, which is in the form of shares of ILCO common stock, was equal to 100% of an eligible participant's elective deferral contributions, as defined in the Plan, not to exceed 1% of the participant's plan compensation. Effective January 1, 2000, the Plan was amended to increase the match percentage from 1% to 2%. Allocations are made on a quarterly basis to the account of participants who have at least 250 hours of service in that quarter.

ILCO's 401K Plan also includes participant accounts which were transferred from the ILCO Employee Stock Ownership Plan ("ESOP"). The merger of the ESOP into the 401K Plan was approved in May, 1998. The ESOP was a noncontributory employee benefit plan available to all employees who have completed one year of service. Allocations of ILCO's contributions were made to participants in accordance with their compensation. Vesting of participants in their accounts occurred in annual installments over a period of approximately ten years. As of December 31, 1999, that portion of the assets of the 401K Plan which represent participant accounts transferred from the ESOP consisted of 579,314 shares of ILCO's common stock of which 87,079 shares were allocated to executive officers of the Company and the balance of the shares were allocated to the other participants.

The Company provides medical and pension benefits to the executive officers that are generally available to employees.

The foregoing report has been furnished by Roy F. Mitte.

Compensation Committee's Report

The Compensation Committee of the Board of Directors makes a recommendation to the Board of Directors each year with respect to the Chief Executive Officer's compensation for that year. For the year 1999, the Committee recommended that the Chief Executive Officer's 1999 Compensation continue at the same level in effect for the year 1998. In addition, the Committee recommended that the Chief Executive Officer receive a cash bonus in the amount of $1,535,000.

The compensation policies and practices of the Compensation Committee are subjective and are not based upon specific criteria. The Committee did consider the Company's overall financial performance and its continuing progress in expense management, maintenance of a high quality investment portfolio and marketing of insurance products designed to generate an acceptable level of profitability. The Committee recognized the Chief Executive Officer's leadership role in the Company's performance and his ability to select, recruit and motivate qualified people to implement the Company's policies that have contributed to that performance.

Since the Chief Executive officer's 1999 compensation is not based on any particular measures of the Company's performance, such as sales, earnings or return on equity, there is no specific discussion in this report of the relationship of the Company's performance to the Chief Executive Officer's compensation for 1999. Nevertheless, the Committee believes that it is noteworthy that (i) the Company's net income for 1999 was $12,765,000 ($1.45 basic and $1.45 diluted per share), compared to net income of $11,119,000 ($1.27 basic and $1.25 diluted per share) for the year1998, and (ii) the net income for the year 1999 includes $0.992 million resulting from the donation by Investors Life Insurance Company of North America ("Investors Life") of the Standard Life Insurance Company headquarters building (the "Standard Life Building") to the Jackson Redevelopment Authority ("JRA") and the sale to the JRA of real estate adjacent to the Standard Life Building which was owned by Investors Life.

The foregoing report is submitted by the members of the Compensation Committee.


Performance Graph

The graph and table below compare the cumulative total shareholder return on the Company's common stock for the last five calendar years with the cumulative total return on The Nasdaq Stock Market (US) and an index of stocks of life insurance companies traded on Nasdaq over the same period (assuming the investment on December 31, 1994 of $100 in the Company's common stock, The Nasdaq Stock Market (U.S.) and an index of stocks of life insurance companies traded on Nasdaq and the reinvestment of all dividends).


                               [PERFORMANCE GRAPH OMITTED]


                                               12/31/94     12/30/95     12/29/96      12/29/97     12/31/98    12/31/99

The Company(1)                                 $100.00      $ 121.40     $128.60       $190.50      $190.50      $176.20
The Nasdaq Stock Market (US)                   $100.00      $ 141.30     $173.90       $213.10      $300.20      $542.40
Index of Nasdaq Life Insurance Stocks(2)       $100.00      $ 150.30     $193.90       $256.00      $258.20      $224.50

1. The dollar amounts for the Company's common stock are based on the closing bid prices on Nasdaq on the dates indicated.

2. The Index of Nasdaq Life Insurance Stocks is comprised of life insurance companies whose stocks were traded on Nasdaq during the last five calendar years (35 issues listed during that period, of which 16 issues were traded on December 31, 1999). These peer companies were selected by the Company on a line-of-business basis.

Employments Agreements and Change in Control Arrangements

The terms and conditions of employment agreements that the Company would enter into upon the occurrence of certain events that result in the agreements taking effect were approved by the Board of Directors with respect to Messrs. Grace and Payne in 1991. Each agreement would include two independent provisions with respect to the effective date and the term of each agreement. First, the term of the agreement would begin on the earlier of (i) the date of retirement (early, normal or deferred) of Roy F. Mitte from his position as Chairman, President and Chief Executive Officer of the Company or (ii) the date of disability of Mr. Mitte, and would terminate on the last day of the twelfth month next following the commencement date of the term of the agreement, unless extended upon mutually acceptable terms.


Independently, the term of the agreement would commence upon the date that any person who is not currently a control person with respect to the Company acquires, or enters into an agreement to acquire, control of the Company, directly or indirectly , and would end on the last day of the twelfth month next following the date on which the employee receives notice of the termination of his employment with the Company or the life insurance subsidiaries of the Company.

During the term of the agreement, the employee would be entitled to perform all of the duties of the position or positions held by the employee with the Company and all the subsidiaries of the Company on the date immediately preceding the commencement date of the term of the agreement.

During the term of the agreement, the employee would be entitled to an annual rate of compensation which is not less than the annual rate of compensation in effect as of the date immediately preceding the commencement date of the term of the agreement. During the term of the agreement, the employee would be entitled to participate in and benefit from all employee benefit plans and other fringe benefits on the same basis as such plans and benefits are made available to other executive personnel of the Company.

The agreement may be terminated by the Company only in the event that the employee is guilty of theft of property of the Company or commits a wrongful act which has a material adverse effect upon the business of the Company and with respect to which the employee would not be entitled to indemnification under the provisions of the Bylaws of the Company in effect as of the commencement date of the term of the agreement. The employee may terminate the agreement upon thirty days advance written notice to the Company.


         CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS WITH MANAGEMENT

a.   As part of the financing  arrangement  for the  acquisition  of Family Life
     Insurance Company, Family Life Corporation ("FLC"), a subsidiary of Financial Industries Corporation ("FIC"), entered into a Senior Loan agreement under which $50 million was provided by a group of banks. The balance of the financing consisted of a $30 million subordinated note issued by FLC to Merrill Lynch Insurance Group, Inc. ("Merrill Lynch") and $14 million borrowed by another subsidiary of FIC from an affiliate of Merrill Lynch and evidenced by a senior subordinated note in the principal amount of $12 million and a junior subordinated note in the principal amount of $2 million and $25 million lent by two insurance company subsidiaries of ILCO. The latter amount was represented by a $22.5 million loan from Investors Life to FLC and a $2.5 million loan provided directly to FIC by Investors Life Insurance Company of California ("Investors-CA"). In addition to the interest provided under those loans, Investors Life and Investors-CA were granted by FIC non-transferable options to purchase, in the amounts proportionate to their respective loans, up to a total of 9.9 percent of shares of FIC's common stock at a price of $10.50 per share ($2.10 per share as adjusted for the five-for-one stock split in November, 1996), equivalent to the then current market price, subject to adjustment to prevent dilution. The original provisions of the options provided for their expiration on June 12, 1998 if not previously exercised. In connection with the 1996 amendments to the subordinated notes, as described below, the expiration date of the options were extended to September 12, 2006.

     On July 30, 1993, the subordinated indebtedness owed to Merrill Lynch and its affiliate was prepaid. The Company paid $38 million plus accrued interest to retire the indebtedness, which had a principal balance of approximately $50 million on July 30, 1993. The primary source of the funds used to prepay the subordinated debt was new subordinated loans totaling $34.5 million that FLC and another subsidiary of FIC obtained from Investors Life. The principal amount of the new subordinated debt is payable in four equal annual installments in 2000, 2001, 2002 and 2003 and bears interest at an annual rate of 9%. The other terms of the new debt are substantially the same as those of the $22.5 million subordinated loans that Investors Life had previously made to FLC and that continue to be outstanding.

     In June, 1996, the provisions of the notes from Investors Life to FIC, FLC and Family Life Insurance Investment Company ("FLIIC") were modified as follows: (a) the $22.5 million note was amended to provide for twenty quarterly principal payments, in the amount of $1,125,000 each, to commence on December 12, 1996; the final quarterly principal payment is due on September 12, 2001; the interest rate on the note remains at 11%, (b) the $30 million note was amended to provide for forty quarterly principal payments, in the amount of $163,540 each for the period December 12, 1996 to September 12, 2001; beginning with the principal payment due on December 12, 2001, the amount of the principal payment increases to $1,336,458; the final quarterly principal payment is due on September 12, 2006; the interest rate on the note remains at 9%, (c) the $4.5 million note was amended to provide for forty quarterly principal payments, in the amount of $24,531 each for the period December 12, 1996 to September 12, 2001; beginning with the principal payment due on December 12, 2001, the amount of the principal payment increases to $200,469; the final quarterly principal payment is due on September 12, 2006; the interest rate on the note remains at 9%, (d) the $2.5 million note was amended to provide that the principal balance of the note is to be repaid in twenty quarterly installments of $125,000 each, commencing December 12, 1996 with the final payment due on September 12, 2001; the rate of interest remains at 12% and
     (e) the Master PIK note, which was issued to provide for the payment in kind of interest due under the terms of the $2.5 million note prior to June 12, 1996, was amended to provide that the principal balance of the note $1,977,119 is to be paid in twenty quarterly principal payments, in the amount of $98,855.95 each, to commence December 12, 1996 with the final payment due on September 12, 2001; the interest rate on the note remains at 12%.

     In December, 1998, FLIIC was dissolved. In connection with the dissolution, all of the assets and liabilities of FLIIC became the obligations of FLIIC's sole shareholder (FIC). Accordingly, the obligations under the provisions of the $4.5 million note described above are now the obligations of FIC.

b. The data processing needs of the Company's and FIC's insurance subsidiaries are provided by FIC Computer Services, Inc. ("FIC Computer"), a subsidiary of FIC. Under the provisions of the data processing agreement, FIC Computer provides data processing services to each subsidiary for fees equal to such subsidiary's proportionate share of FIC Computer's actual costs of providing those services to all of the subsidiaries. The Company's insurance subsidiaries paid $2.7 million and Family Life paid $1.9 million to FIC Computer for data processing services provided during the year ended December 31, 1999.

c. In 1995, Investors Life entered into a reinsurance agreement with Family Life pertaining to universal life insurance written by Family Life. The reinsurance agreement is on a co-insurance basis and applies to all covered business with effective dates on and after January 1, 1995. The agreement applies to only that portion of the face amount of the policy which is less than $200,000; face amounts of $200,000 or more are reinsured by Family Life with a third party reinsurer.

d. In 1996, Investors Life entered into a reinsurance agreement with Family Life, pertaining to annuity contracts written by Family Life. The agreement applies to contracts written on or after January 1, 1996.

e. Roy F. Mitte serves as Chairman, President and Chief Executive Officer of both FIC and the Company. James M. Grace serves as Vice President, Treasurer and Director of both companies and Secretary of FIC. Dr. Payne serves as Vice President, Secretary and Director of both companies. Messrs. Demgen and Fleron serve as Vice Presidents and Directors of both companies. Mr. Roy Mitte holds beneficial ownership of 30.71 % of the outstanding shares of FIC (see "Security Ownership of Certain Beneficial Owners and Management").

f. Mr. Joseph F. Crowe retired from active service with the Company in January, 1997 and served on the Company's Board until October, 1997; he continues to serve on the Board of Directors of FIC. Following Mr. Crowe's retirement, the Company entered into a consulting agreement with him. Under the terms of the agreement, Mr. Crowe is to be available for periodic consultation on actuarial matters related to the operations of the life insurance companies. The agreement provides for a payment of $25,000 per year for a period of five-years.

g. The Company and Investors Life are parties to two surplus debentures. The surplus debentures were originally issued by Standard Life Insurance Company. Upon the merger of Standard Life into Investors Life, the obligations of the surplus debentures were assumed by Investors Life. Under the terms of the surplus debentures, Investors Life paid to the Company principal and interest on the surplus debentures of $10.8 million in 1999. As of December 31, 1999, the outstanding principal balance of the surplus debentures was $0.956 million and $4.94 million, respectively. The terms of the latter debenture provided for final payment of the remaining principal on September 30, 1999. In September, 1999, Investors Life and the Company amended the payment schedule to provide for payment of the remaining balance in four installments, with the final installment being due July 1, 2000.

                         BOARD, COMMITTEES AND MEETINGS

ILCO's Board of Directors met formally four times during 1999. All of the incumbent Directors attended 100% of the required meetings, except Mr. Bender and Mr. Demgen, who each attended 75% of the meetings.

The Board has an Audit Committee, which met formally once during 1999. The Directors serving on the Audit Committee in 1999 were W. Lewis Gilcrease,
Richard A. Kosson, and H. Gene Pruner. Mr. Pruner served on the committee for the period from January 1, 1999 through October 19, 1999. In October, 1999, Elizabeth T. Nash replaced Mr. Pruner. The responsibilities of the Audit Committee include: (i) reviewing the scope of the annual audits of the financial statements of the Company, (ii) reviewing the audit results with the independent auditors and management and (iii) evaluating the performance of the independent auditors of the Company.

The members of the Compensation Committee during 1999 were: W. Lewis Gilcrease, Richard A. Kosson and Elizabeth T. Nash. The Compensation Committee met once during 1999 for the purpose of considering the compensation of the Chief Executive Officer for the year 1999. The responsibilities of the Compensation Committee include recommending to the Board the amount and nature of the compensation paid by the Company to the Chief Executive Officer.

                RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

The Company's accounting firm for the current year is PricewaterhouseCoopers LLP. Representatives of PricewaterhouseCoopers LLP are expected to be available for comment at the Shareholders Meeting and will be given an opportunity to respond to appropriate questions.

                              SHAREHOLDER PROPOSALS

It is contemplated by the management of the Company that the next Annual Meeting of the Shareholders of the Company will be held on or about May 21, 2001. Accordingly, all proposals of security holders intended to be submitted by the company for inclusion in the Proxy Statement and Form of Proxy relating to the meeting must be received by the Company no later than December 31, 2000 and must be in compliance with applicable laws and Securities and Exchange Commission regulations.

                               ADDITIONAL MATTERS

As of the date of this Proxy Statement, management does not know of any other matters which will be presented to the Shareholders at the Annual Meeting.
However, if any other matter should be presented, the persons named in the accompanying proxy will vote according to their best judgement in the interest of the company.



                                           By Order of the Board of Directors
                                           InterContinental Life Corporation




                                           Eugene E. Payne, Secretary


April 19, 2000